ACTIVESHARES® ETFs

AP REPRESENTATIVE CONFIDENTIALITY & UNDERTAKINGS AGREEMENT

This AP Representative Confidentiality Agreement (this “Agreement”) is entered into by and between                              (the “AP Representative”), a broker-dealer registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and the                              (the “Trust”), an open-end management investment company registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of each of its separate series (each, a “Fund” and collectively, the “Funds”). Capitalized terms used herein and not otherwise defined have the meaning assigned to them in Section 6 of this Agreement.

WHEREAS, the Trust is registered as an investment company under the 1940 Act and offers shares of the Funds, each constituting individual investment portfolios, that operate as exchange-traded funds pursuant to an exemptive order issued to the Trust by the SEC (the “ActiveShares® Exemptive Order”);

WHEREAS, the ActiveShares® Exemptive Order authorizes the Trust to issue and operative actively-managed exchange traded funds that do not provide daily portfolio holdings disclosure;

WHEREAS, in order to effect partial or fully in-kind purchases and redemptions of shares of the Funds, the Trust and each of the Funds agrees to disclose to the AP Representative, on a confidential basis, the applicable Deposit Securities and Redemption Securities required for in-kind creations and redemptions by such Fund on such Business Day, prior to the opening of business on each Business Day;

WHEREAS, the shares of each Fund offered by the Trust (now or in the future) may be purchased from or redeemed to the Trust by entities (each, a “Participant” and, collectively, “Participants”) that have entered into, and pursuant to, an authorized participant agreement (the “Authorized Participant Agreement”) with the distributor of each Fund (the “Distributor”) at a price based on each Fund’s calculation of its net asset value (“NAV”) per share at the end of the day (subject to applicable Law and the terms of the Fund’s prospectus);

WHEREAS, each Participant is required to enter into an agreement with an AP Representative, approved by the Trust, to serve as its agent to purchase and deliver Deposit Securities and accept and sell Redemption Securities (a “Confidential Account Agreement”) in connection with Purchase Orders and/or Redemption Orders carried out on a partial or fully in-kind basis, and the Trust has approved the AP Representative named above to maintain accounts for one or more Participants through which they can execute Purchase and/or Redemption Orders on an in-kind basis or partial in-kind basis without disclosing the composition of the Deposit Securities or Redemption Securities to the Participants (the “Confidential Accounts”); and

WHEREAS, the AP Representative and the Trust wish to agree upon procedures for processing of Purchase Orders and/or Redemption Orders, on an in-kind or partial in-kind basis, by the AP Representative for Participants through their Confidential Accounts.

NOW THEREFORE, the parties hereto, intending to be legally bound and in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follows:

1.	CONFIDENTIAL INFORMATION

As used in this Agreement, “Confidential Information” shall mean the identity and weighting of the Deposit Securities and Redemption Securities of each Fund required in connection with an in-kind or partial in-kind Purchase Order or Redemption Order on a given Business Day. Notwithstanding the foregoing, if the identity and weighting of any specific Deposit Security and Redemption Security is disclosed on the Fund’s website or is otherwise publicly disclosed in compliance with the ActiveShares® Exemptive Order (as would be the case, for example, if a security were subject to a prolonged trading halt), such publicly-disclosed information will not be deemed to be Confidential Information during the period in which such information is disclosed on the Fund’s website or otherwise publicly disclosed. Confidential Information does not include information that is publicly disclosed by the Fund or by any other person without breach of a confidentiality agreement with the Fund, such as in annual and semi-annual reports to shareholders, quarterly reports publicly filed with the SEC, or more frequent disclosure that the Fund may make on its website.

2.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE TRUST

The Trust agrees that it shall use reasonable efforts to provide the Confidential Information to the AP Representative prior to the opening of business on each Business Day. The Confidential Information will be conveyed through a secure file sharing system, that provides encryption and authentication capabilities, or similar means of communication, as mutually agreed from time to time, by the Parties. To the extent it is consistent with the best interests of shareholders, the Trust will also use its commercially reasonable efforts to accept any Written Request from an AP Representative to substitute cash-in-lieu of any Deposit Security or Redemption Security: (i) when directed to do so by the Participant; (ii) for any Deposit Security or Redemption Security on the Participant’s restricted list provided to the AP Representative by the Participant; or (iii) when an AP Representative reasonably determines that it will not be able to purchase the required amount of a Deposit Security or sell the required amount of a Redemption Security on the Purchase Date or Redemption Date, as applicable.

3.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE AP REPRESENTATIVE

a.

The AP Representative will maintain in strict confidence and not disclose the Confidential Information to any Affiliated Person or agent of the AP Representative except as necessary to carry out its duties under a Confidential Account Agreement or to any Participant, any Affiliated Person or agent of the

Participant, or other person except as required by applicable Law to which the AP Representative is subject.

b.	The AP Representative will not use the Confidential Information for any purpose other than executing Purchase Orders and Redemption Orders with a Fund on behalf of a Participant.

c.

The AP Representative undertakes to confirm, not less than annually, that it has not used and will not use the Confidential Information for any purpose other than executing Purchase and Redemption Orders on behalf of a Participant.

d.

The AP Representative undertakes to ensure that its representatives effecting transactions in a Participant’s Confidential Account are not authorized to share Confidential Information with other personnel of the AP Representative or its Affiliates, other than on a need-to-know basis, or with any third party (except as required by applicable Law). The AP Representative undertakes to require its Affiliated Persons and agents involved in effecting transactions through the Confidential Accounts of Participants to sign annual certifications: (i) that they are in compliance with the confidentiality requirements set forth in this agreement and with the AP Representative’s policies and procedures relating to transactions conducted through a Confidential Account, and (ii) that they will not use Confidential Information for any purpose other than executing Purchase Orders and Redemption Orders for a Fund on behalf of a Participant.

e.

The AP Representative undertakes to cause the Compliance Department of the AP Representative to monitor personnel for compliance with this Agreement and the Internal Audit group of the AP Representative to conduct periodic audits of the AP Representative to ensure compliance with the policies and procedures noted herein, the annual certifications, and applicable Law.

f.

The AP Representative undertakes to segregate the assets held in the AP’s Confidential Account from the proprietary assets of the AP Representative and from the assets of other customers of the AP Representative.

g.	The AP Representative undertakes to maintain records with respect to the Participant’s Confidential Account in accordance with applicable Law.

h.

The AP Representative has established and will maintain and enforce written policies and procedures reasonably designed to ensure, in connection with each Purchase Order effected through the Participant’s Confidential Account, that: (i) the Balancing Amount and the Cash Creation Amount will be delivered to the Participant’s Confidential Account, on or prior to the settlement date for the purchase of the Deposit Securities; and (ii) Deposit Securities will be purchased for the Participant by the AP Representative on the date on which the Purchase Order is accepted by the Distributor, in accordance with the Participant’s standing instructions, and will be delivered to the applicable Fund issuing the creation unit, together with the Balancing Amount, on or prior to the settlement date for such Purchase Order, in exchange for the creation unit purchased by the Participant.

i.

The AP Representative has established and will maintain and enforce written policies and procedures reasonably designed to ensure, in connection with each Redemption Order effected through the Participant’s Confidential Account, that: (i) the creation unit tendered for redemption by the Participant, together with the Balancing Amount, will be delivered to the Participant’s Confidential Account on or prior to the settlement date for the Redemption Order for delivery to such Fund; (ii) the creation unit, together with the Balancing Amount, will be tendered to the applicable Fund on or before the settlement date for the Redemption Order, in exchange for the Redemption Securities; and (iii) the Redemption Securities will be sold for the Participant by the AP Representative through the Confidential Account on the date on which the Redemption Order is accepted by the Distributor, in accordance with the Participant’s standing instructions. The sale of the Redemption Securities will settle in the CNS system of NSCC or DTC and the proceeds of such sale will be distributed to the Participant in exchange for the creation unit tendered for redemption by the Participant.

j.

The AP Representative warrants and represents that it has established and will maintain and enforce (i) adequate and effective information barriers necessary to protect the dissemination of the Confidential Information to unauthorized Affiliated Persons or agents, (ii) reasonable cyber security and data protection procedures designed to prevent unauthorized access of data, including the Confidential Information, to third parties or unauthorized persons, and (iii) adequate insider trading policies and procedures designed to prevent the misuse of material, nonpublic information by the AP Representative or any Affiliated Person or agent of the AP Representative. Further, the AP Representative undertakes to confirm, not less than annually, that it continues to have adequate and effective information barriers, cyber security and data protection procedures, and insider trading policies and procedures.

k.

If the AP Representative at any time becomes aware that the Confidential Information has been disclosed to an unauthorized person, the AP Representative will immediately notify the Trust of such disclosure, including the specific Confidential Information, if known, that has been disclosed and the extent of the disclosure.

l.

The AP Representative (i) is a DTC Participant, (ii) has the ability to transact through the CNS Clearing Process, and (iii) it has the ability to transact outside the CNS Clearing Process through such processes designated by a Fund.

4.	PROCEDURES FOR AP REPRESENTATIVE TO PROCESS PURCHASE ORDERS AND REDEMPTION ORDERS FOR PARTICIPANTS

a.	Procedures for Purchase Orders:

i.

Prior to purchasing Deposit Securities for a Participant through the Participant’s Confidential Account, the AP Representative must confirm with the Distributor: (i) that the Participant’s Purchase Order was duly accepted; (ii) the settlement date for the Purchase Order; and (iii) that the Fund to which the Purchase Order relates has not suspended creations.

ii.

In order to request a partial in-kind Purchase Order due to ownership restrictions of the Participant or a reasonable belief by the AP Representative that it will be unable to purchase certain of the Deposit Securities on the Purchase Date, the AP Representative must submit a Written Request to the Trust, no later than              p.m. New York Time on a Purchase Date, identifying each Deposit Security for which the Confidential Account wishes to deliver cash-in-lieu of the Deposit Security. The Trust will, to the extent the request is consistent with the best interests of Fund shareholders, use its commercially best efforts to accommodate such request. If the Trust cannot accommodate the request, then the Trust must either allow the Participant to effect the Purchase Order on an all-cash basis or reject the Purchase Order.

iii.

An AP Representative shall submit a Written Request for a partial in-kind Purchase Order: (i) when directed to do so by the Participant (e.g., the Participant notifies the AP Representative that certain securities may not be Deposit Securities for legal, policy or regulatory reasons); (ii) for any Deposit Security or Securities that are on the Participant’s restricted list provided to the AP Representative; or (iii) when the AP Representative reasonably determines that it will not be able to purchase the required amount of a Deposit Security in the Deposit Basket on the Purchase Date. Submission of such a Written Request shall not be discretionary by the AP Representative.

iv.

The AP Representative undertakes to use appropriate trading practices, such as breaking a purchase transaction for Deposit Securities into multiple transactions or transacting in multiple marketplaces, to avoid revealing the identity and weighting of the Deposit Securities and, at the same time, to effect such transactions in a manner that is consistent with instructions provided by the Participant.

v.	In the event that an AP Representative does not believe that it is reasonably able to comply with the instructions provided by a Participant,

it must require the Participant to provide alternative instructions and, unless the Participant and AP Representative have agreed otherwise, it must wait to receive such instructions prior to proceeding with execution of the Purchase Order for the Participant.

b.	Procedures for Redemption Orders:

i.

Prior to selling Redemption Securities for a Participant through the Participant’s Confidential Account, the AP Representative must confirm with the Distributor: (i) that the Participant’s Redemption Order was duly accepted; (ii) the settlement date for the Redemption Order; and (iii) that the Fund to which the Redemption Order relates has not suspended redemptions.

ii.

In order to request a partial in-kind Redemption Order due to ownership restrictions of the Participant or a reasonable belief by the AP Representative that it will be unable to sell certain of the Redemption Securities on the Redemption Date, the AP Representative must submit a Written Request to the Trust, no later than              p.m. New York Time on a Redemption Date, identifying each Redemption Security in the Redemption Basket for which the Confidential Account wishes to receive cash-in-lieu of the Redemption Security. The Trust will, to the extent the request is consistent with the best interests of Fund shareholders, use its commercially best efforts to accommodate such request. If the Trust cannot accommodate the request, then the Trust may either allow the Participant to effect the Redemption Order on an all-cash basis or reject the Redemption Order.

iii.

An AP Representative shall submit a Written Request for a partial in-kind Redemption Order: (i) when directed to do so by the Participant (e.g., the Participant notifies the AP Representative that certain securities may not be Redemption Securities for legal, policy or regulatory reasons); (ii) for any Redemption Security or Securities that are on the Participant’s restricted list provided to the AP Representative; or (iii) when the AP Representative reasonably determines that it will not be able to sell the required amount of a Redemption Security in the Redemption Basket on the Redemption Date. Submission of such a Written Request shall not be discretionary by the AP Representative.

iv.

The AP Representative undertakes to use appropriate trading practices, such as breaking the sale transactions of the Redemption Securities into multiple transactions and transacting in multiple marketplaces, to avoid revealing the identity and weighting of the Redemption Securities and, at the same time, to effect such transactions in a manner that is consistent with instructions provided by the Participant.

v.

To the extent that settlement of the sale of Redemption Securities does not occur on the scheduled settlement date, the AP Representative will close-out any fail-to-deliver position in accordance with Regulation SHO.

5.	INDEMNIFICATION; LIMITATION OF LIABILITY

This Section shall survive the termination of this Agreement.

a.

The AP Representative (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the Trust, its Affiliated Persons and agents (each an “Indemnified Party”) from and against any loss, liability, cost and expense (including reasonable attorneys’ fees, collectively “Losses”) incurred by such Indemnified Party as a result of (i) any breach by the Indemnifying Party of any provision of this Agreement applicable to it; (ii) any failure on the part of the Indemnifying Party to perform any of its obligations set forth in this Agreement; (iii) any failure by the Indemnifying Party to comply with applicable Law with respect to performance of its obligations hereunder; (iv) any representation or warranty by such Indemnifying Party in this Agreement that is materially inaccurate or incomplete; and (v) actions of such Indemnified Party in reliance upon any notice or instructions provided by the Indemnifying Party and reasonably believed by such Indemnified Party to be genuine and authorized under the terms of this Agreement. The foregoing shall not apply to any Losses incurred by such Indemnified Party arising out of the Indemnified Party’s own fraud, bad faith, willful misconduct, gross negligence or reckless disregard of its duties hereunder.

b.	The Indemnifying Party undertakes to perform such duties as are expressly applicable to it hereunder, and no implied covenants or obligations shall be read into this Agreement.

c.

In no event shall any Party be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if such Parties have been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall any Party be liable for the acts or omissions of the CNS Clearing Process, DTC, NSCC, or any securities depository, clearing corporation, exchange or communications service.

6.	DEFINITIONS

The capitalized terms that are not defined elsewhere in the Agreement are defined as follows. The terms defined below shall include the plural or singular thereof as the context may require.

a.

“Affiliated Person” shall have the meaning given to it by Section 2(a)(3) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order applicable to the Trust or its investment adviser.

b.

“Authorized Person” means a person that is authorized to give instructions relating to any activity contemplated by this Agreement or any other notice, request or instruction on behalf of the Participant.

c.

“Balancing Amount” shall mean the estimated additional cash amount needed to cover transaction fees, fractional shares and other specified costs payable to the Fund to purchase the Deposit Securities underlying a single creation unit of the Fund or to transfer or sell Redemption Securities underlying a single creation unit of the Fund.

d.	“Business Day” shall mean each day on which the New York Stock Exchange is open for regular trading.

e.	“Cash Creation Amount” shall mean the estimated amount of cash required by an Participant to purchase the Deposit Securities underlying a single creation unit of the Fund.

f.

“CNS Clearing Process” means the applicable clearing process specified for any Fund, including but not limited to those effected through the facilities of DTC, the Federal Reserve System, the Continuous Net Settlement clearing processes of NSCC, Euroclear, the Custodian, local sub-custodians and/or any subset or combination thereof.

g.	“Creation Date” means the date on which a Purchase Order is submitted by a Participant and accepted by the applicable Fund, including through the Distributor.

h.	“Creation Basket” means the Deposit Securities and Balancing Amount required to purchase a creation unit of a Fund on a Creation Date.

i.

“Deposit Securities” means a designated portfolio of securities for an in-kind deposit, as determined from time to time in the sole discretion of the applicable Fund, in accordance with the terms of its prospectus, and the identities of which will be disclosed daily by the Fund to the AP Representative on a confidential basis and which the AP Representative will not disclose to any Participant.

j.	“Distributor” means the principal underwriter for a Fund, as named in the Fund’s prospectus.

k.	“DTC” means The Depository Trust Company.

l.	“DTC Participant” means a person that is eligible and authorized to participate in the DTC direct registration system.

m.

“Law” means any rule, regulation, statute, order, ordinance, guideline, pronouncement, code or other legally enforceable requirement, including common law, state and federal laws or securities laws and laws of foreign jurisdictions, guidance of the Staff of the SEC or FINRA and, with respect to a Party, the rules and regulations of any self-regulatory organization of which such Party or, to the extent relevant to the performance of a Party’s obligations under this Agreement, such Party’s Affiliated Person, is a member, or securities market on which shares of a Fund are listed.

n.	“NSCC” means the National Securities Clearing Corporation.

o.	“Party” means the AP Representative and the Trust.

p.	“Purchase Order” means an irrevocable order to purchase shares by a Participant.

q.	“Redemption Basket” means the Redemption Securities and Balancing Amount required to purchase a creation unit of a Fund on a Redemption Date.

r.	“Redemption Date” means the date on which a Redemption Order is submitted by a Participant and accepted by the applicable Fund, including through the Distributor.

s.

“Redemption Securities” means a designated portfolio of securities for an in-kind redemption, as determined from time to time in the sole discretion of the applicable Fund, and the identities of which will be disclosed daily by the applicable Fund to the AP Representative on a confidential basis and which the AP Representative will not disclose to any Participant.

t.	“Redemption Order” means a request to redeem shares by a Participant.

u.

“Written Request” means a written communication delivered through a secure file sharing system, SWIFT or other electronic messaging or email with confirmed delivery status notification or other written form, as agreed between the Distributor and the AP Representative.

7.	TERMINATION, AMENDMENT AND ASSIGNMENT

The appointment of the AP Representative, with respect to any particular Participant, is subject to the prior written consent, evidenced by this Agreement, of the Trust. That consent may be revoked, and this Agreement terminated, immediately upon prior written notice to the AP Representative and the Participants who have engaged such AP Representative by the Trust.

In addition, this Agreement may be terminated at any time by the AP Representative upon sixty days prior written notice to the Trust and may be terminated earlier by either Party at any time in the event of a breach by the other Party of any provision of this Agreement. Provided, however, that if the AP Representative is the only entity acting as an AP Representative for Participants with respect to any Fund, the AP Representative shall continue in its capacity in respect to partial and full in-kind Orders to the Fund, and remain a party to this Agreement, until such time as the Trust has consented to the appointment of another AP Representative, as evidenced by a separate AP Representative Confidentiality and Undertaking Agreement between the Trust and such replacement AP Representative.

This Agreement supersedes any prior such agreement of the same subject matter between the Parties. This Agreement may not be amended except by a writing signed by both Parties. This Agreement is subject to the terms and conditions of the exemptive and regulatory relief provided to the Trust by the SEC, including without limitation the ActiveShares® Exemptive Order.

8.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK CITY AND THE APPELLATE COURTS THEREFROM OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

9.	COUNTERPARTS; SEVERANCE

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supranational body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement, as so modified, continues to express, without material change, the original intentions of the Parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations or expectations of the Parties to this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

DATED:

[AP REPRESENTATIVE]
By:

Name:
Title:
[TRUST]
By:

Name:
Title: